FEDERAL TRUST CORPORATION
Announces Appointment of Officers

Sanford, Florida (PR Newswire) - September 14, 2007 - Federal Trust Corporation (Amex: FDT), announced the appointment of Dennis T. Ward as President and Chief Executive Officer and Director of Federal Trust Corporation and was also appointed Chairman of the Board, President and Chief Executive Officer of its subsidiary, Federal Trust Bank. In addition, Robert G. Cox was appointed non-executive officer Chairman of the Board of Federal Trust Corporation.

Mr. Ward joined Federal Trust in February, 2007 to provide overall coordination of the strategic initiatives to build a strong, profitable banking franchise in central Florida. Prior to joining Federal Trust, he served as Central Florida President for Regions Bank for nine years. Previous banking experience includes International Banking for SunTrust and National Bank of Detroit. Mr. Ward is a seasoned executive with over 31 years of banking experience.

Mr. Cox joined the Board of Directors of Federal Trust in November 2006. He has over 40 years of direct financial institution experience. He retired as President of Summit Bancorp in 2000, a $40 billion commercial bank headquartered in New Jersey, which was acquired by Fleet and subsequently merged with Bank of America.

Federal Trust’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At September 13, 2007, the closing price was $4.85 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $719 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from ten full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company’s Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2006 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

For more information, contact:	Marcia Zdanys
Corporate Secretary/Investor Relations (407) 323-1833

FEDERAL TRUST CORPORATION
312 West First Street, Sanford, Florida 32771